Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Exponent, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-31830, 333-67806, 333-99243, 333-106105, 333-117108, 333-128141, 333-138618, 333-151238, 333-184058 and 333-223768) on Form S-8 of Exponent, Inc. of our report dated February 28, 2020, with respect to the consolidated balance sheets of Exponent, Inc. as of January 3, 2020 and December 28, 2018, the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended January 3, 2020, and the related notes and financial statement schedule II, and the effectiveness of internal control over financial reporting as of January 3, 2020, which report appears in the January 3, 2020 annual report on Form 10-K of Exponent, Inc.

As discussed in Note 1 to the consolidated financial statements, the Company has changed its method of accounting for leases due to the adoption of FASB Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP

San Francisco, California

February 28, 2020